NSAR ITEM 77O
March 1, 2002 - August 31, 2002
Van Kampen Corporate Bond Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1            Safeway Inc. Salomon Smith  2,315,000     0.289     08/07/02
                              Barney


Underwriters for #1:
Merrill Lynch, Pierce, Fenner & Smith, Incorporated
Salomon Smith Barney Inc.
Goldman Sachs & Co.
Credit Suisse First Boston Corporation
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
McDonald Investments Inc.
Muriel Siebert & Co. Inc.
U.S. Bancorp Piper & Jaffray
Wells Fargo Brokerage Services, LLC